 EXHIBIT 99.1

Charge Enterprises to Reschedule Second Quarter 2023 Earnings Release and Webcast

Plans to file Form 10-Q within 5-day grace period provided by SEC Rule 12b-25

New York – August 9, 2023 – Charge Enterprises, Inc. (Nasdaq: CRGE) (“Charge” or the “Company”) today announced that it will reschedule its second quarter 2023 earnings release and related webcast due to a delay in finalizing its Form 10-Q for the period ended June 30, 2023. The Company will file a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission (SEC) to extend the filing deadline for its Form 10-Q for five calendar days, until Monday, August 14, 2023. The extension is the result of the Company considering additional disclosures and thus is unable to complete its preparation of its Form 10-Q for the period ended June 30, 2023 in a timely manner.

The Company will file its Form 10-Q, publish its second quarter 2023 earnings release, and hold its quarterly webcast on August 14, 2023.

The Company plans to issue its second quarter 2023 results before the market opens that morning. The following documents will be available on the Company website Charge Enterprises/Investors: Earnings press release, webcast link, presentation slides and SEC filings.

Webcast:

Date: Monday, August 14, 2023

Time: 10:30 am ET

Webcast URL: https://www.webcaster4.com/Webcast/Page/2886/48558

A replay of the webcast will be posted on the Company website within 24 hours of the event at Charge Enterprises/Investors.

About Charge Enterprises, Inc.

Charge Enterprises, Inc. is an electrical, broadband and EV charging infrastructure company that provides clients with end-to-end project management services. We operate in two segments: Infrastructure, which has a primary focus on EV charging, broadband and wireless, and electrical contracting services; and Telecommunications, which provides connection of voice calls, Short Message Services (SMS) and data to global carriers. Our vision is to be a leader in enabling the next wave of transportation and connectivity. By building, designing, and operating seamless infrastructure for electric vehicles, we aim to create a future where transportation is clean, efficient, and connected and to empower individuals, communities, and businesses to thrive in a more sustainable world. Our plan is to cultivate repeat customers and recurring revenues by deploying a multi-phased strategy, initially where investment in the EV charging revolution is taking place, the nation’s approximately 18,000 franchised auto dealers.

To learn more about Charge, visit Charge Enterprises, Inc.

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Notice Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current expectations or beliefs regarding future events or Charge’s future performance. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “potential”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates”, “targets” or “believes”, or variations of, or the negatives of, such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. All forward-looking statements, including those herein, are qualified by this cautionary statement. Although Charge believes that the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include the ability to achieve the expected benefits of the Greenspeed acquisition, including the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisition, the business plans and strategies of Charge, Charge’s ability to satisfy its debt payment obligations or extend the maturity or refinance outstanding debt at or prior to maturity, Charge’s future business development, market acceptance of electric vehicles, the success of Charge’s retail dealership initiative and the size, scope and success of the related initial installation projects, Charge’s ability to generate profits and positive cash flow, changes in government regulations and government incentives, subsidies, or other favorable government policies, rising interest rates and the impact on investments by our customers, and other risks discussed in Charge’s filings with the U.S. Securities and Exchange Commission (“SEC”). Readers are cautioned that the foregoing list of risks and uncertainties is not exhaustive of the factors that may affect forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release or as of the date or dates specified in such statements. For more information on us, investors are encouraged to review our public filings with the SEC, including the factors described in the section captioned “Risk Factors” of Charge’s Annual Report on Form 10-K filed with the SEC on March 15, 2023, and Charge’s Quarterly Report on Form 10-Q to be filed with the SEC on August 9, 2023, as well as subsequent reports we file from time to time with the SEC which are available on the SEC’s website at www.sec.gov. Charge disclaims any intention or obligation to update or revise any forward- looking information, whether as a result of new information, future events or otherwise, other than as required by law.

Contacts:

Investors

Christine Cannella (954) 298-6518

ccannella@charge.enterprises

Kevin McGrath (646) 418-7002

kevin@tradigitalir.com

Media:

Kristopher Conesa (305) 975-5934

kconesa@csuitepr.com

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